RESTATED CERTIFICATE OF INCORPORATION

                                OF

                 COMMERCIAL PROPERTY CORPORATION

          It is hereby certified that:

          1.

          (a) The present name of the corporation (hereinafter called the "Corporation") is Commercial Property Corporation.

          (b) The name under which the corporation was originally incorporated is Inland Mineral Resources Corp.; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is November 15, 1955.

          2. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of the Corporation, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

          3. The Board of Directors and the stockholders of the Corporation have duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

              "Restated Certificate of Incorporation

                                of

                 Commercial Property Corporation"

          FIRST.      The name of the Corporation is "Commercial Property
Corporation."

          SECOND.     The address of the Corporation's registered office in
the State of Delaware is 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808, and its registered agent at this address is Corporation Service Company.

          THIRD.      The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the Delaware Corporation Laws Annotated.

          FOURTH.     The aggregate number of shares that the Corporation
shall be authorized to issue is 60,000,000 shares, divided into two classes:
50,000,000 shares of non-assessable common stock having a par value of one mill ($0.001) per share; and 10,000,000 shares of preferred stock having a par value of one mill ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine.

          FIFTH.      The Board of Directors of the Corporation is expressly
authorized to make, alter or repeal by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

          SIXTH.      Elections of directors need not be by written ballot
except and to the extent provided in the by-laws of the Corporation.

          SEVENTH.    No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law Annotated, or (iv) for any transaction from which the director derived an improper personal benefit.

          EIGHTH.     The Board of Directors, without shareholder approval,
may adopt any re-capitalization affecting the outstanding securities of the Corporation by effecting a forward or reverse split of all of the outstanding securities of the Corporation, with appropriate adjustments to the Corporation's capital accounts, provided that the re-capitalization does not require any change in the Articles of Incorporation of the Corporation.

          NINTH.      The Board of Directors shall have the right to change
the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.




Date:  12/23/04                      /s/ David C. Merrell
                                     David C. Merrell, President and Director